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                                                                   EXHIBIT 11.1

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


                                                                 Three months ended
                                                              March 31,      March 31,
                                                                1997            1996
                                                            --------------------------
                                                            (in thousands of dollars,
                                                            except per share amounts)
Net income                                                  $10,951            $ 8,810

Weighted average number of shares outstanding                25,186             25,050

Add dilutive effect of outstanding warrants and
options                                                         497                325
                                                            --------------------------

Weighted average number of shares and
equivalent shares outstanding                                25,683             25,375
                                                            --------------------------
Income per share                                            $  0.43            $  0.35
                                                            ==========================
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